Exhibit 99.2

ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact: Victor M. Perez, CFO
713-369-0550
Allis-Chalmers Energy Announces Closing of Transactions with Lime Rock
Partners and Receipt of Gross Proceeds of Approximately $86.1 Million
Houston, Texas, June 26, 2009 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced the closing of its previously announced private placement transactions with Lime Rock Partners V, L.P. Lime Rock had agreed, subject to certain terms and conditions, to backstop Allis-Chalmers’ previously announced rights offering by purchasing from Allis-Chalmers, at a price of $2.50 per share, shares not purchased by Allis-Chalmers’ existing stockholders. Pursuant to this backstop commitment, Lime Rock purchased from Allis-Chalmers 19,889,044 shares of Allis-Chalmers’ common stock, representing approximately 27.9% of Allis-Chalmers’ common stock outstanding after the closing of the rights offering and the backstop commitment. The backstop commitment yielded gross proceeds to Allis-Chalmers of approximately $49.7 million.
Lime Rock had also agreed, subject to certain terms and conditions, to purchase from Allis-Chalmers shares of newly-issued 7.0% convertible perpetual preferred stock. Pursuant to this preferred stock purchase commitment, Lime Rock purchased from Allis-Chalmers 36,393 shares of convertible preferred stock at a price of $1,000.00 per share. The shares of convertible preferred stock sold to Lime Rock will be convertible into 14,202,146 shares of Allis-Chalmers’ common stock at a conversion price of approximately $2.56 per share, subject to adjustment. The sale of preferred stock yielded gross proceeds to Allis-Chalmers of approximately $36.4 million.
The aggregate gross proceeds of Allis-Chalmers’ rights offering to its stockholders, the sale of common stock to Lime Rock through the backstop commitment, and the sale of convertible preferred stock to Lime Rock were approximately $125.6 million. Allis-Chalmers intends to use the net proceeds of the rights offering and sale of common stock to Lime Rock to repay indebtedness outstanding under its bank credit facility and senior notes, and intends to use the net proceeds of the sale of convertible preferred stock to Lime Rock to repay indebtedness and for general corporate purposes.
Pursuant to its backstop commitment and preferred stock purchase commitment, Lime Rock has acquired approximately 39.8% of Allis-Chalmers’ outstanding common stock on a pro forma basis, as adjusted for the rights offering, the backstop commitment and the convertible preferred stock purchase (counting the convertible preferred stock on an as converted basis). However, pursuant to the terms of the agreements between Allis-Chalmers and Lime Rock, Lime Rock’s total voting power will not exceed 35% of the total voting power of Allis-Chalmers’ stockholders. Lime Rock has also agreed, with certain exceptions, that for a period of three years it will not acquire any shares of voting stock of Allis-Chalmers that would, when combined with shares of voting stock already owned by Lime Rock, cause it to own more than 45% of Allis-Chalmers’ common stock or more than 35% of the total voting power of Allis-Chalmers’ stockholders.

RBC Capital Markets Corporation served as Allis-Chalmers’ financial advisor in connection with the rights offering, backstop commitment and private placement of convertible preferred stock.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, and there will be no sale of any securities in any state in which such an offer, solicitation, or sale would be unlawful prior to the registration of qualification of such securities under the securities laws of any such state. The common stock and convertible preferred stock sold to Lime Rock were not, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act or the availability of an applicable exemption from the registration requirements of such act.
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company. Allis-Chalmers provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Oklahoma, Arkansas, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil and Mexico. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services. For more information, visit Allis-Chalmers’ website at http://www.alchenergy.com.
Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of Allis-Chalmers’ management, such statements can only be based on facts and factors that Allis-Chalmers’ management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.
Further information about the risks and uncertainties that may affect Allis-Chalmers’ business are set forth in Allis-Chalmers’ most recent filing on Form 10-K (including, without limitation, in the “Risk Factors” section) and in its other SEC filings and publicly available documents. Allis-Chalmers urges readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

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